Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Corporation Declares Third-Quarter Dividend

New Quarterly Dividend Rate of $0.1875 Now Effective

Stamford, Conn. – July 29, 2010 – Frontier Communications Corporation (NYSE:FTR) announced today that its Board of Directors has declared a regular quarterly cash dividend payment of $0.1875 per share of common stock, payable on September 30, 2010 to holders of record of common stock at the close of business on September 9, 2010.  On May 13, 2009, Frontier announced its intention to establish a new annual dividend policy of $0.75 per annum, subject to applicable law and within the discretion of its Board of Directors, after the closing of its acquisition of Verizon’s local wireline operations in 14 states, which closed on July 1, 2010.

About Frontier Communications

Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,600 employees. More information is available at www.frontier.com and www.frontier.com/ir.

INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Director, Investor Relations	AVP Corp. Comm.
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@frontiercorp.com	greg.lundberg@frontiercorp.com	brigid.smith@frontiercorp.com

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